Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

March 13, 2012

iPath® Exchange Traded Notes Trading Strategy Report

January 2012 - Data provided by ArcaVision

Exchange Traded Note	Ticker	Yearly Fee (bps)	Spread ($)	Spread (bps)	Avg. Quote Size (notes)	Avg. Quote Size ($)	Avg. Order Size ($)	Close Price ($)	Notes Outstanding (000s)	Market Cap ($M)	Volatility (%)	Avg. Daily Vol. (notes)	Avg. Daily Vol. ($M)	Pri. Mkt. Share (%)	Short Interest (%)
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX	89	0.01	3.4	4,000	$120,000	$13,000	$26.85	30,382	$815.8	39.6%	15,654,000	$462.4	23%	76%
iPath® S&P GSCI® Crude Oil Total Return Index ETN	OIL	75	0.01	4.8	17,000	$438,000	$17,000	$24.95	18,465	$460.7	16.3%	549,000	$14.0	22%	6%
iPath® Dow Jones-UBS Commodity Index Total Return℠ ETN	DJP	75	0.03	8.1	6,000	$248,000	$24,000	$43.01	60,877	$2,618.3	13.3%	434,000	$18.6	17%	0%
iPath® Dow Jones-UBS Natural Gas Subindex Total Return℠ ETN	GAZ	75	0.01	44.6	5,000	$16,000	$3,000	$3.13	14,759	$46.2	88.5%	295,000	$1.0	22%	8%
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ	89	0.04	6.7	1,000	$49,000	$17,000	$54.62	3,649	$199.3	23.0%	287,000	$16.1	34%	37%
iPath® Dow Jones-UBS Copper Subindex Total Return℠ ETN	JJC	75	0.02	4.3	16,000	$744,000	$19,000	$48.83	3,554	$173.5	26.5%	235,000	$11.2	26%	11%
iPath® MSCI India Index℠ ETN	INP	89	0.06	10.4	1,000	$34,000	$19,000	$56.77	9,644	$547.5	23.9%	122,000	$6.4	55%	4%
iPath® Dow Jones-UBS Grains Subindex Total Return℠ ETN	JJG	75	0.05	11.9	4,000	$160,000	$24,000	$44.92	3,714	$166.8	27.3%	105,000	$4.6	31%	1%
iPath® S&P GSCI® Total Return Index ETN	GSP	75	0.13	36.9	5,000	$161,000	$17,000	$34.39	3,503	$120.5	11.2%	69,000	$2.4	17%	1%
iPath® US Treasury 10-year Bear ETN	DTYS	75	0.03	9.3	4,000	$132,000	$21,000	$30.68	1,636	$50.2	24.3%	45,000	$1.4	32%	0%
iPath® Dow Jones-UBS Livestock Subindex Total Return℠ ETN	COW	75	0.03	10.2	5,000	$148,000	$14,000	$30.42	3,182	$96.8	10.7%	35,000	$1.1	22%	0%
iPath® Optimized Currency Carry ETN	ICI	65	0.09	20.1	7,000	$303,000	$23,000	$46.62	1,995	$93.0	4.4%	34,000	$1.6	21%	0%
iPath® Dow Jones-UBS Cocoa Subindex Total Return℠ ETN	NIB	75	0.06	20.8	1,000	$24,000	$12,000	$31.48	608	$19.1	49.2%	28,000	$0.9	29%	11%
iPath® Dow Jones-UBS Sugar Subindex Total Return℠ ETN	SGG	75	0.13	15.2	1,000	$60,000	$29,000	$83.10	402	$33.4	22.5%	26,000	$2.1	24%	4%
iPath® Dow Jones-UBS Cotton Subindex Total Return℠ ETN	BAL	75	0.09	15.0	1,000	$77,000	$15,000	$57.90	751	$43.5	19.7%	24,000	$1.4	31%	3%
iPath® S&P 500 Dynamic VIX ETN	XVZ	95	0.15	26.7	1,000	$38,000	$25,000	$56.99	2,942	$167.7	7.4%	23,000	$1.3	33%	4%
iPath® Dow Jones-UBS Agriculture Subindex Total Return℠ ETN	JJA	75	0.20	38.0	2,000	$131,000	$36,000	$53.11	2,436	$129.4	20.5%	19,000	$1.0	36%	0%
iPath® Dow Jones-UBS Precious Metals Subindex Total Return℠ ETN	JJP	75	0.11	12.6	3,000	$303,000	$44,000	$95.38	599	$57.1	18.0%	18,000	$1.6	20%	0%
iPath® Dow Jones-UBS Nickel Subindex Total Return℠ ETN	JJN	75	0.35	124.4	5,000	$148,000	$19,000	$30.27	451	$13.6	29.9%	17,000	$0.5	25%	5%
iPath® Short Extended S&P 500® TR Index ETN	SFSA	35	0.07	20.6	1,000	$27,000	$18,000	$29.18	369	$10.8	44.3%	17,000	$0.6	43%	14%
iPath® US Treasury Flattener ETN	FLAT	75	0.04	6.1	13,000	$778,000	$10,000	$59.56	902	$53.7	12.6%	16,000	$0.9	19%	1%
iPath® Dow Jones-UBS Energy Subindex Total Return℠ ETN	JJE	75	0.26	135.2	3,000	$61,000	$15,000	$18.76	941	$17.7	23.9%	16,000	$0.3	36%	0%
iPath® Dow Jones-UBS Coffee Subindex Total Return℠ ETN	JO	75	0.10	18.8	1,000	$77,000	$17,000	$53.45	471	$25.2	24.1%	16,000	$0.9	26%	7%
iPath® Long Enhanced S&P 500 VIX Mid-Term Futures™ ETN (II)	VZZB	89	0.05	12.8	1,000	$33,000	$9,000	$38.87	82	$3.2	35.5%	16,000	$0.6	47%	36%
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN	XXV	89	0.01	3.7	16,000	$544,000	$9,000	$34.58	447	$15.5	6.4%	14,000	$0.5	34%	3%
iPath® US Treasury Long Bond Bear ETN	DLBS	75	0.03	9.2	2,000	$76,000	$22,000	$31.57	637	$20.1	25.3%	13,000	$0.4	49%	3%
iPath® Dow Jones-UBS Platinum Subindex Total Return℠ ETN	PGM	75	0.13	37.9	2,000	$58,000	$15,000	$37.25	957	$35.6	26.3%	12,000	$0.4	33%	0%

Exchange Traded Note	Ticker	Yearly Fee (bps)	Spread ($)	Spread (bps)	Avg. Quote Size (notes)	Avg. Quote Size ($)	Avg. Order Size ($)	Close Price ($)	Notes Outstanding (000s)	Market Cap ($M)	Volatility (%)	Avg. Daily Vol. (notes)	Avg. Daily Vol. ($M)	Pri. Mkt. Share (%)	Short Interest (%)
iPath® Short Extended Russell 2000® TR Index ETN	RTSA	50	0.04	10.3	1,000	$29,000	$12,000	$31.75	360	$11.4	52.2%	9,000	$0.3	76%	1%
iPath® Long Extended Russell 2000® TR Index ETN	RTLA	50	0.08	13.1	1,000	$50,000	$20,000	$63.72	88	$5.6	31.6%	8,000	$0.5	76%	4%
iPath® Inverse S&P 500 VIX Short-Term Futures™ ETN (II)	IVOP	89	0.03	13.6	2,000	$46,000	$19,000	$26.84	250	$6.7	24.9%	6,000	$0.2	34%	0%
iPath® Pure Beta Broad Commodity ETN	BCM	75	0.13	29.6	1,000	$56,000	$21,000	$45.05	286	$12.9	10.9%	5,000	$0.2	21%	2%
iPath® US Treasury Long Bond Bull ETN	DLBL	75	0.03	3.9	2,000	$163,000	$8,000	$67.00	21	$1.4	27.2%	4,000	$0.5	98%	1%
iPath® JPY/USD Exchange Rate ETN	JYN	40	0.13	16.4	4,000	$312,000	$38,000	$77.08	262	$20.2	7.5%	4,000	$0.4	34%	23%
iPath® US Treasury 10-year Bull ETN	DTYL	75	0.03	4.3	4,000	$295,000	$20,000	$66.94	22	$1.5	18.6%	3,000	$0.3	89%	37%
iPath® Dow Jones-UBS Tin Subindex Total Return℠ ETN	JJT	75	0.22	46.7	5,000	$224,000	$8,000	$55.63	152	$8.5	26.6%	3,000	$0.1	61%	28%
iPath® Pure Beta Lead ETN	LEDD	75	0.07	18.9	3,000	$103,000	$10,000	$40.79	71	$2.9	59.5%	3,000	$0.5	26%	3%
iPath® US Treasury 2-year Bear ETN	DTUS	75	0.04	10.2	11,000	$442,000	$25,000	$40.72	424	$17.3	4.8%	2,000	$0.1	68%	0%
iPath® Dow Jones-UBS Industrial Metals Subindex Total Return℠ ETN	JJM	75	0.25	67.8	4,000	$142,000	$14,000	$38.82	903	$35.1	24.0%	2,000	$0.1	33%	2%
iPath® Dow Jones-UBS Softs Subindex Total Return℠ ETN	JJS	75	0.18	25.1	2,000	$155,000	$18,000	$69.09	251	$17.4	23.2%	2,000	$0.2	41%	1%
iPath® Pure Beta Precious Metals ETN	BLNG	75	0.17	33.5	1,000	$74,000	$33,000	$50.82	88	$4.5	0.0%	1,000	$0.1	80%	0%
iPath® CBOE S&P 500 BuyWrite Index℠ ETN	BWV	75	0.20	40.0	2,000	$78,000	$10,000	$50.89	228	$11.6	4.5%	1,000	$0.1	21%	5%
iPath® Pure Beta Coffee ETN	CAFE	75	0.25	71.5	1,000	$48,000	$18,000	$34.62	52	$1.8	45.2%	1,000	$0.0	35%	1%
iPath® Pure Beta Cocoa ETN	CHOC	75	0.23	61.2	1,000	$45,000	$7,000	$36.12	65	$2.4	63.7%	1,000	$0.0	16%	1%
iPath® Pure Beta Cotton ETN	CTNN	75	0.34	87.9	1,000	$47,000	$4,000	$37.57	50	$1.9	50.8%	1,000	$0.0	100%	1%
iPath® Pure Beta Copper ETN	CUPM	75	0.19	44.4	1,000	$57,000	$7,000	$43.10	56	$2.4	61.5%	1,000	$0.0	29%	2%
iPath® Seasonal Natural Gas ETN	DCNG	75	0.21	73.0	1,000	$39,000	$7,000	$30.15	75	$2.2	130.6%	1,000	$0.0	45%	0%
iPath® US Treasury 5-year Bull ETN	DFVL	75	0.00	0.0	4,000	$219,000	$8,000	$57.62	30	$1.7	0.0%	1,000	$0.0	100%	0%
iPath® US Treasury 5-year Bear ETN	DFVS	75	0.03	6.1	4,000	$158,000	$20,000	$40.39	30	$1.2	16.4%	1,000	$0.1	46%	0%
iPath® Pure Beta Agriculture ETN	DIRT	75	0.30	71.4	2,000	$86,000	$7,000	$42.19	52	$2.2	33.6%	1,000	$0.1	36%	0%
iPath® US Treasury 2-year Bull ETN	DTUL	75	0.01	2.0	12,000	$681,000	$20,000	$57.69	150	$8.7	6.2%	1,000	$0.1	92%	4%
iPath® Long Enhanced MSCI Emerging Markets Index ETN	EMLB	80	0.10	12.5	1,000	$106,000	$19,000	$90.00	35	$3.1	413.5%	1,000	$0.1	81%	1%
iPath® Short Enhanced MSCI Emerging Markets Index ETN	EMSA	80	2.74	244.4	1,000	$147,000	$139,000	$96.54	68	$6.6	65.7%	1,000	$0.3	30%	0%
iPath® EUR/USD Exchange Rate ETN	ERO	40	0.07	13.3	1,000	$66,000	$11,000	$51.03	95	$4.8	13.1%	1,000	$0.0	39%	1%
iPath® Pure Beta Aluminum ETN	FOIL	75	0.26	67.0	1,000	$37,064	$6,000	$38.21	94	$0.0	0.0%	1,000	$0.0	90%	0%
iPath® GBP/USD Exchange Rate ETN	GBB	40	0.36	86.1	3,000	$116,000	$5,000	$42.41	60	$2.5	25.9%	1,000	$0.0	70%	0%
iPath® Global Carbon ETN	GRN	75	0.65	616.7	1,000	$5,000	$2,000	$11.55	105	$1.2	116.7%	1,000	$0.0	26%	1%

Exchange Traded Note	Ticker	Yearly Fee (bps)	Spread ($)	Spread (bps)	Avg. Quote Size (notes)	Avg. Quote Size ($)	Avg. Order Size ($)	Close Price ($)	Notes Outstanding (000s)	Market Cap ($M)	Volatility (%)	Avg. Daily Vol. (notes)	Avg. Daily Vol. ($M)	Pri. Mkt. Share (%)	Short Interest (%)
iPath® Pure Beta Softs ETN	GRWN	75	0.29	68.0	1,308	$56,937	$8,000	$44.23	76	$3.3	6.9%	1,000	$0.0	8%	0%
iPath® Pure Beta Industrial Metals ETN	HEVY	75	1.55	387.5	2,000	$93,000	$7,000	$40.00	60	$2.4	0.0%	1,000	$0.1	10%	2%
iPath® Dow Jones-UBS Aluminum Subindex Total Return℠ ETN	JJU	75	0.27	98.1	3,000	$77,000	$4,000	$28.62	176	$5.0	24.0%	1,000	$0.0	48%	16%
iPath® Dow Jones-UBS Lead Subindex Total Return℠ ETN	LD	75	0.26	50.7	3,000	$177,000	$6,000	$54.47	83	$4.5	42.8%	1,000	$0.0	42%	4%
iPath® Pure Beta Livestock ETN	LSTK	75	0.11	23.4	7,000	$318,000	$15,000	$48.14	69	$3.3	18.8%	1,000	$0.1	100%	3%
iPath® Long Enhanced MSCI EAFE® Index ETN	MFLA	80	0.22	24.3	1,000	$70,000	$9,000	$92.77	30	$2.8	82.5%	1,000	$0.1	100%	0%
iPath® Short Enhanced MSCI EAFE® Index ETN	MFSA	80	-0.01	-1.3	1,000	$81,000	$250,000	$99.81	55	$5.5	0.0%	1,000	$0.1	100%	0%
iPath® Pure Beta Nickel ETN	NINI	75	0.00	0.0	2,000	$60,000	$4,000	$39.40	38	$1.5	60.6%	1,000	$0.0	60%	1%
iPath® Pure Beta Crude Oil ETN	OLEM	75	0.22	50.1	2,000	$71,000	$10,000	$43.50	51	$2.2	16.7%	1,000	$0.0	22%	3%
iPath® Pure Beta Energy ETN	ONG	75	0.26	60.0	1,443	$62,237	$10,000	$44.36	50	$2.2	0.0%	1,000	$0.0	6%	0%
iPath® Short Extended Russell 1000® TR Index ETN	ROSA	50	1.50	477.5	1,000	$19,000	$6,000	$27.75	191	$5.3	175.4%	1,000	$0.0	37%	0%
iPath® Pure Beta S&P GSCI-Weighted ETN	SBV	75	0.24	55.5	1,000	$31,000	$4,000	$43.26	121	$5.2	11.9%	1,000	$0.0	14%	0%
iPath® Long Extended S&P 500® TR Index ETN	SFLA	35	0.06	9.6	1,000	$35,000	$13,000	$68.38	91	$6.2	20.1%	1,000	$0.1	76%	1%
iPath® Pure Beta Sugar ETN	SGAR	75	0.53	99.0	1,000	$51,000	$15,000	$53.21	49	$2.6	22.8%	1,000	$0.0	18%	0%
iPath® US Treasury Steepener ETN	STPP	75	0.05	12.9	15,000	$611,000	$5,000	$40.50	107	$4.3	19.1%	1,000	$0.1	57%	67%
iPath® Pure Beta Grains ETN	WEET	75	0.23	55.7	2,000	$67,000	$19,000	$41.94	52	$2.2	39.3%	1,000	$0.1	32%	1%

Field Definitions (in order of fields above):

Yearly Fee (bps) - The investor fee is calculated cumulatively based on the Yearly Fee and the performance of the underlying index or currency exchange rate and increases each day based on the level of the index or currency exchange rate on that day. Because the investor fee reduces the amount of your return at maturity or upon redemption, if the value of the underlying decreases or does not increase significantly, you may receive less than the principal amount of your investment at maturity or upon redemption. For a more complete description of how the investor fee is calculated, please see the applicable product page and Pricing Supplement at www.iPathETN.com. Subject to requirements described in the prospectus, the Securities may be redeemed with the issuer in large, institutional blocks (typically, 50,000 Securities). A redemption charge will apply when redeeming units of the iPath® MSCI India Index℠ ETN, iPath® S&P 500 VIX Short-Term Futures™ ETN, and iPath® S&P 500 VIX Mid-Term Futures™ ETN.

Spread ($) - The difference in the volume-weighted average bid and offer for all executed orders less than 10,000 notes. Measure of the average cost an investor pays for each share.

Spread (bps) - The difference in the volume-weighted average bid and offer for all executed orders less than 10,000 notes. *Calculation: Spread ($) divided by Weighted Volume Avg. Price ($)*

Avg. Quote Size (nt) - The average quoted depth in notes available at the national best bid and offer. (This provides a true representation of the aggregated size in notes at the inside.)

Avg. Quote Size ($) - The average quoted depth in dollars available at the national best bid and offer. (This provides a true representation of the aggregated size in dollars at the inside.)

Avg. Order Size ($) - The average dollar amount of an order. *Calculation: Order Size (notes) multiplied by Volume Weighted Average Price ($)*

Close Price ($) - The last trade on the last trading day of the month.

Notes Outstanding (000s) - The total notes outstanding for the note.

Market Cap ($) - Market capitalization of the note.

Volatility (%) - The standard deviation or measure of the relative price change of the month's closing prices.

Avg. Daily Volume (notes) - The average daily closing composite volume in notes during the month.

Avg. Daily Volume ($M) - The average daily closing composite volume in millions of dollars during the month.

Primary Market Share (%) - Market share of volume on the primary listed market.

Short Interest % - Percent of the short positions to total notes. Could be used to follow market sentiment, liquidity, & order flow. *Calculation: Short interest position divided by total notes outstanding.*

Avg. Avg. Notes Market Avg. Pri. Mkt. Short Yearly Spread Spread Quote Avg. Quote Close Volatility Avg. Daily Exchange Traded Note Ticker Order Outstand- Cap Daily Share Interest Fee (bps) ($) (bps) Size Size ($) Price ($) (%) Vol. (notes) Size ($) ing (000s) ($M) Vol. ($M) (%) (%) (notes) Selected Risk Considerations: An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securiteis and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the TNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on teh SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. The Dow Jones-UBS Commodity IndexesSM are a joint product of Dow Jones Indexes, a licensed trademark of CME Group Index Services LLC (“CME Indexes”), and UBS Securities LLC (“UBS Securities”), and have been licensed for use. “Dow Jones®,” “DJ,” “Dow Jones Indexes”, “UBS”, “Dow Jones-UBS Commodity IndexSM”, “DJ-UBSCISM”, “Dow Jones-UBS Commodity Index Total ReturnSM”, “Dow Jones-UBS Agriculture Subindex Total ReturnSM”, “Dow Jones-UBS Aluminum Subindex Total ReturnSM”, “Dow Jones-UBS Cocoa Subindex Total ReturnSM”, “Dow Jones-UBS Coffee Subindex Total ReturnSM”, “Dow Jones-UBS Copper Subindex Total ReturnSM”, “Dow Jones-UBS Cotton Subindex Total ReturnSM”, “Dow Jones-UBS Energy Subindex Total ReturnSM”, “Dow Jones-UBS Grains Subindex Total ReturnSM”, “Dow Jones-UBS Industrial Metals Subindex Total ReturnSM”, “Dow Jones-UBS Lead Subindex Total ReturnSM”, “Dow Jones-UBS Livestock Subindex Total ReturnSM”, “Dow Jones-UBS Natural Gas Subindex Total ReturnSM”, “Dow Jones-UBS Nickel Subindex Total ReturnSM”, “Dow Jones-UBS Platinum Subindex Total ReturnSM”, “Dow Jones-UBS Precious Metals Subindex Total ReturnSM”, “Dow Jones-UBS Softs Subindex Total ReturnSM”, “Dow Jones-UBS Sugar Subindex Total ReturnSM” and “Dow Jones-UBS Tin Subindex Total ReturnSM” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, have been licensed to CME Indexes and have been sub-licensed for use for certain purposes by Barclays Bank PLC. The Securities based on the indices are not sponsored, endorsed, sold or promoted by Dow Jones, UBS AG, UBS Securities, CME Indexes or any of their respective subsidiaries or affiliates. None of Dow Jones, UBS AG, UBS Securities, CME Indexes, or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparts to the Securities based on the indices or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities based on any of the indices particularly. The MSCI indexes are the exclusive property of Morgan Stanley Capital International Inc. (“MSCI”). MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by Barclays Bank PLC. The financial securities referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such financial securities. The relevant pricing supplement contains a more detailed description of the limited relationship MSCI has with Barclays Bank PLC and any related financial securities. No purchaser, seller or holder of this product, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required. 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